Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PGT Innovations, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-227281) on Form S-3 and the registration statements (Nos. 333-231721, 333-196048, 333-166075, 333-146719, 333-135616) on Form S-8 of PGT Innovations, Inc. of our reports dated February 26, 2020, with respect to the consolidated balance sheets of PGT Innovations, Inc. as of December 28, 2019 and December 29, 2018, and the related consolidated statements of operations, comprehensive income, cash flows, and shareholders’ equity for each of the years in the three-year period ended December 28, 2019, and the related notes and financial statement schedule, and the effectiveness of internal control over financial reporting as of December 28, 2019, which reports appear in the December 28, 2019 annual report on Form 10‑K of PGT Innovations, Inc.

Our report dated February 26, 2020, on the consolidated financial statements as of December 28, 2019 and December 29, 2018 and for each of the years in the three-year period ended December 28, 2019, contains an explanatory paragraph that states that the Company has changed its method of accounting for leases as of December 30, 2018 due to the adoption of Accounting Standards Update (ASU) 2016-02, Leases, and several related amendments, as issued by the Financial Accounting Standards Board (FASB).  Our report dated February 26, 2020 also contains an explanatory paragraph that states that the Company has changed its method of accounting for revenue as of December 31, 2017 due to the adoption of ASU 2014-09, Revenue from Contracts with Customers, and several related amendments, as issued by the FASB.

/s/ KPMG LLP

Tampa, Florida

February 26, 2020